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                           TELE-COMMUNICATIONS, INC.

                          OFFER TO PURCHASE FOR CASH
            SHARES OF ITS SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                                      AND
                   SERIES B LIBERTY MEDIA GROUP COMMON STOCK
                   UP TO 10,000,000 SHARES IN THE AGGREGATE
                             AT $27 NET PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                August 19, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  Tele-Communications, Inc., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase shares of its Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share, and shares of its Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share (collectively, the "Shares"), up to 10,000,000 Shares in the aggregate, at $27 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated August 19, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal, which together constitute the "Offer." Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Offer to Purchase.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.The Offer to Purchase, dated August 19, 1997;

    2.The Letter of Transmittal for your use and for the information of your clients (including a Substitute IRS Form W-9);

    3.The Form of Notice of Guaranteed Delivery to be used to accept the Offer if the certificates representing Shares and all other required documents cannot be delivered to The Bank of New York (the "Depositary") by 5:00 p.m., New York City time, on the Expiration Date, or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4.A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5.Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding (included in the Letter of Transmittal); and

    6. A return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

  No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Depositary or D.F. King & Co., Inc. (the "Information Agent") as described in the Offer to Purchase. The Company will,
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however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by such persons as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States. Certificates for Shares so tendered or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, together with a properly completed and duly executed Letter of Transmittal, or, in the case of book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary within three Nasdaq trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK OR SERIES B LIBERTY MEDIA GROUP COMMON STOCK. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  Any questions or requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          Salomon Brothers Inc

Enclosures

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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